EXHIBIT 99.1
HOUSTON, TEXAS
7 FEBRUARY 2001

FOR IMMEDIATE RELEASE

         ATWOOD OCEANICS, INC., HOUSTON-BASED INTERNATIONAL DRILLING CONTRACTOR, ANNOUNCED TODAY IT EARNED NET INCOME OF $8,040,000 OR $.58 PER DILUTED SHARE, ON CONTRACT REVENUES OF $39,440,000 FOR THE QUARTER ENDED DECEMBER 31, 2000,
COMPARED TO NET INCOME OF $5,053,000 OR $.36 PER DILUTED SHARE ON CONTRACT REVENUES OF $31,184,000 FOR THE QUARTER ENDED DECEMBER 31, 1999.

         AS A RESULT OF CHANGES EFFECTIVE OCTOBER 1, 2000 IN THE COMPANY'S DEPRECIATION POLICY RELATING TO CERTAIN RIGS, DEPRECIATION EXPENSE FOR THE QUARTER ENDED DECEMBER 31, 2000 WAS REDUCED BY APPROXIMATELY $1.7 MILLION, RESULTING IN AN ENHANCEMENT TO NET INCOME FOR THE QUARTER OF $.08 PER DILUTIVE SHARE.

                                       FOR THE THREE MONTHS ENDED DECEMBER 31,
                                           2000                     1999
                                    --------------------    --------------------

CONTRACT REVENUES                      $39,440,000               $31,184,000
INCOME BEFORE INCOME TAXES              12,555,000                 8,268,000
PROVISION FOR INCOME TAXES              (4,515,000)               (3,215,000)
NET INCOME                               8,040,000                 5,053,000
EARNINGS PER COMMON SHARE -
      BASIC                                    .58                       .37
      DILUTED                                  .58                       .36
WEIGHTED AVERAGE SHARES
   OUTSTANDING -
      BASIC                             13,823,000                13,676,000
      DILUTED                           13,930,000                13,859,000



                                                        CONTACT:  JIM HOLLAND
                                                               (281) 749-7804